                                                                     EXHIBIT 5.1

                               MAPLES AND CALDER

February 5, 1997

The Directors
Mid Ocean Limited
Richmond House
12 Par-la-Ville Road
Hamilton HM 08, Bermuda

Dear Sirs:

                               MID OCEAN LIMITED

     You have asked us to render this opinion in our capacity as your counsel as to Cayman Islands law in connection with the registration pursuant to a Registration Statement, dated February 5, 1997, on Forms S-8 and S-3 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Act") of up to 2,250,000 of the Company's Class A Ordinary shares, par value 0.20 per share (the "Shares"), to be issued pursuant to the Company's 1993 Long-Term Incentive and Share Award Plan.

     We have received the Company's Memorandum and Articles of Association as amended by Special Resolution on 22nd June, 1993.

     We assume that all subscription monies due in respect of shares issued by the Company has been duly received by the Company.

     On the basis of the foregoing, we would advise as follows:

          1. The Company's authorized share capital comprises 200,000,000 Ordinary shares of US$0.20 each which may be designated Class A, Class B or Class C in accordance with the Company's Articles of Association.

          2. The Company has been incorporated as an Exempted Company under the Companies Law of the Cayman Islands and the liability of its shareholders is limited to the amount, if any, unpaid on their shares (see Clause 5 of the Memorandum of Association). On the basis that all such shares are fully paid, there is no rule of Cayman Islands law that would impose any further liability on persons holding shares in the Company, merely by reason of such shareholding.

          3. We have consented to the reference to our firm under the caption "Legal Matters" in the Registration Statement and any amendments thereto and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and any amendments thereto.

                                          Yours faithfully,

                                          /s/  Maples and Calder
                                          --------------------------------------
                                          MAPLES AND CALDER